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                                  EXHIBIT 99.2




[PHOENIX LOGO]

THE PHOENIX COMPANIES, INC.                     N  E  W  S     R  E  L  E  A S E



One American Row
PO Box 5056
Hartford CT 06102-5056
www.phoenixwm.com


FOR:      IMMEDIATE RELEASE
CONTACT:  MEDIA RELATIONS:     JODY A. BERESIN   860-403-5714
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          INVESTOR RELATIONS:  PETER A. HOFMANN  860-403-7100
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                    PHOENIX ESTABLISHES SPECIAL PROCEDURES TO
              RESPOND TO NEEDS OF CUSTOMERS AFFECTED BY SEPTEMBER
                              11 TERRORIST ATTACKS


HARTFORD, CT, SEPTEMBER 17, 2001 -- The Phoenix Companies, Inc., (PNX:NYSE) announced today it established special procedures to respond to the needs of customers affected by the September 11 terrorist attacks. The company continues to be profoundly concerned about all those affected by these events and pledges to handle claims quickly and efficiently while focusing on customers' personal needs.

"A number of special procedures have been established to expedite claims review and processing. We have additional expert staff available to handle claims inquiries, and we have implemented procedures to be flexible and quick in managing claims payment," said Dona D. Young, Phoenix president and chief operating officer. "For example, due to the tragic nature of these events, obtaining a death certificate may be very difficult. That is why we will not require a death certificate to begin processing a claim related to the September 11 events. We will consider other forms of proof such as flight manifests, verification of employment or statements from family or employers," she added.

To further expedite claims processing, Phoenix is waiving the requirement for a copy of the original policy or a lost policy agreement. In addition, the company will not deny any claims

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for the September 11 events based on "war" exclusions that may be found in its life and annuity policies. Also, any policy applications submitted that had death claims arising from the September 11 events will be honored in accordance with the company's procedures, provided a premium payment was submitted with the application.

According to Young, Phoenix has conducted a thorough business review, and as stated previously, is well positioned to meet its financial obligations and to continue on its course of growth.

"Our potential claims costs are not expected to have a material impact on our financial strength. This is based on an examination of the information available regarding the individuals that are unaccounted for as a result of these tragic events and the fact that we reinsure the majority of our life insurance exposure," said Young. Phoenix and its subsidiaries are not in several of the businesses most impacted by events like these. For example, Phoenix does not provide property and casualty insurance, and, in the past three years, has exited the life reinsurance and group life and health businesses.

Due to mail delays, Phoenix also will allow an extra 30 days for premium payments on all of its life insurance policies.

To contact The Phoenix Companies, Inc., you can call the following toll-free numbers:

o        To report an insurance claim, call 1-800-814-3692

o        For other insurance customer service questions, call 1-800-628-1936


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The Phoenix Companies, Inc., (PNX:NYSE) is a leading provider of wealth management products and services to individuals and institutions. Through a variety of advisors and financial services firms, Phoenix helps the affluent and high net worth accumulate, preserve and transfer their wealth with an innovative portfolio of life insurance, annuity and investment management products and services. With a history dating back to 1851, The Phoenix Companies, Inc., has two principal operating subsidiaries, Phoenix Life Insurance Company and Phoenix Investment Partners, Ltd., and offers trust services through another subsidiary, Phoenix Charter Oak Trust Company. Phoenix has corporate offices in Hartford, Conn. For more information on Phoenix, visit www.phoenixwm.com.
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         This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements relating to trends in, or representing management's beliefs about, the company's future strategies, operations and financial results. Forward-looking statements are made based upon management's current expectations and beliefs concerning trends and future developments and their potential effects on the company. They are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements, as a result of risks and uncertainties which include, among others: (i) changes in general economic conditions, including changes in interest rates and the performance of financial markets; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products and services by new and existing competitors; (iii) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (iv) regulatory, accounting or tax changes that may affect the cost of, or demand for, the products or services of the company's subsidiaries;
(v) downgrades in the claims paying ability or financial strength ratings of the company's subsidiaries; (vi) discrepancies between actual claims experience and assumptions used in setting prices for the products of the company's insurance subsidiaries and establishing the liabilities of such subsidiaries for future policy benefits and claims relating to such products; (vii) movements in the equity markets could affect our investment results including those from venture capital, the fees we earn from assets under management and the demand for our variable products; and (viii) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.